Exhibit 10.5

FORM OF SECURED PROMISSORY NOTE

_____, 2024

$_____

For value received, IMMUNOGENX, INC, a Delaware corporation ( “Maker”), hereby promises to pay to the order of _____ (the “Holder”) or to the Holder’s registered assigns, the sum of _____ ($_____) and any unpaid accrued interest hereon, as set forth below.

Payment of principal and unpaid accrued interest under this Secured Promissory Note (as amended, restated, supplemented or otherwise modified from time to time, the “Note”) shall be due and payable in full on _____, 2025 (the “Maturity Date”). The Maturity Date may be changed on written mutual consent of the Maker and the Holder of this Note.

1.          Interest. The unpaid principal balance of this Note shall bear variable interest at a rate equal to the published WSJ Prime Rate (as defined below) plus four and one half percent (4.5%) per annum, based on a 365 day year, from the date hereof until paid in full. All accrued and unpaid interest shall be payable in full on the Maturity Date.

For the purposes of this instrument, “WSJ Prime Rate” means, at the time of any determination, the variable interest rate published from time to time by the Wall Street Journal as the “prime rate” as quoted in the Wall Street Journal “Money Rates” table; provided that each change in the Wall Street Journal prime rate shall be effective on the date such change is published. If multiple prime rates are quoted in the table, then the highest prime rate will be the WSJ Prime Rate. If the Wall Street Journal prime rate is unavailable or is no longer quoted, Holder and Maker may select such replacement index as approximates the Wall Street Journal prime rate. The WSJ Prime Rate shall change from time to time, and such changes shall be effective without prior notice to Borrower.

2.          Prepayment. The Maker may prepay, in whole or in part, any portion of the outstanding balance under this Note at any time from time to time by tender to the Holder of funds by check or wire transfer of a portion or all of the outstanding balance.

3.          Security. The amounts due under this Note are secured by the Patent and Trademark Security Agreement of even date herewith (as amended, restated, supplemented or otherwise modified from time to time), between the Maker and the Holder, covering certain property described therein.

4.          Defaults and Remedies.

(a)          Events of Default. An “Event of Default” shall occur (i) if the Maker shall default in the payment of the principal or interest of this Note, when and as the same shall become due and payable and such default continues for five (5) business days after the due date thereof; (ii) if Maker shall become Insolvent or make an assignment for benefit of creditors; (iii) Maker shall have defaulted under the Second Amended and Restated Revolving Loan Promissory Note in favor of Mattress Liquidators, Inc.; or (iv) if Maker shall institute, or suffer proceedings instituted by a third party, under any bankruptcy, insolvency or other similar law, which proceedings are not dismissed within sixty days of institution. For the purposes of this instrument, “Insolvent” means (i) the sum of the fair market value of Maker’s assets does not exceed the sum of Maker’s liabilities, and (ii) that Maker is no longer able to pay its debts as they become due and payable.

(b)          Acceleration. If an Event of Default occurs and is continuing, then, at the option of the Holder and upon notice to the Maker, the outstanding principal of, and all accrued interest on, this Note shall automatically become immediately due and payable.

5.          Subordination. All payments on account of the debt represented by this Note shall be subject, subordinate and junior in right of payment and exercise of remedies, to the prior payment in full in cash or cash equivalents of the senior debt in favor of Mattress Liquidators, Inc.

6.          Notices. Any notice, demand or request required or permitted to be given under this Note shall be in writing and shall be deemed given when delivered personally or three (3) days after being deposited in the United States mail, as certified or registered mail, with postage prepaid.

7.          Solvency. After taking into account the provisions of this Note and the obligations hereof, Maker represents and warrants that Maker is not Insolvent.

8.          Waivers.

(a)          Maker hereby waives diligence, presentment, protest and demand, and notice of protest, notice of demand, notice of dishonor and notice of non-payment of this Note. Maker expressly agrees that this Note or any payment hereunder may be extended from time to time, and that the Holder may accept further security or release any security for this Note, all without in any way affecting the liability of Maker.

(b)          No extension of time for payment of this Note or any installment hereof made by agreement of Holder with any person now or hereafter liable for payment of this Note will operate to release, discharge, modify, change or affect the original liability of Maker under this Note, either in whole or in part.

(c)          The obligations of Maker under this Note shall be absolute and Maker waives any and all rights to offset, deduct or withhold any payments or charges due under this Note for any reason whatsoever.

9.          Attorneys’ Fees. Maker promises to pay all reasonable costs and expenses incurred by the Holder in connection with the enforcement of the provisions of this Note, including reasonable attorney's fees and other professional service fees and costs, regardless of whether suit is filed to seek enforcement.

10.          Successors and Assigns. All of the covenants, stipulations, promises, and agreements in this Note shall bind and inure to the benefit of the parties’ respective successors and assigns, whether so expressed or not.

11.          Governing Law. This Note shall be governed by the laws of the State of Colorado, as applied to agreements entered into between residents of Colorado, and to be performed entirely within the State of Colorado.

12.          Termination. This Note shall automatically terminate and have no further force or effect, and all liens and security interests granted in connection herewith shall be automatically be terminated and released, upon the repayment in full of all principal and accrued interest under this Note (other than contingent indemnification and reimbursement obligations) without any further action from any party hereto.

IN WITNESS WHEREOF, the Maker has caused this Note to be issued this __ day of ____, 2024.

MAKER:

IMMUNOGENX, INC.

By
[Name]
[Title}